EXHIBIT 10.37



                                                                , 1999

(First Name) (Last Name)
Homestake Mining Company
650 California Street
San Francisco, CA  94108


Re:      Grant of Right to Receive Performance Based Shares

Dear (First Name):

Effective upon your entering into this agreement, Homestake Mining Company ("Homestake" or "Company") grants you the right to receive (Total Shares) shares of its $1.00 value common stock ("Shares") on the following terms and conditions:

       1.This grant is made under the Company's Stock Option and Share Rights Plan - 1996 (the "Plan"). Any capitalized terms used in this agreement that are not defined in this agreement have the meanings given to them in the Plan.

       2.Effective upon your entering into this agreement, there also will be established for you in the records of the Company a Dividend Equivalency Account. As of each subsequent record date for dividends on the Company's Common Stock, there will be credited to your Dividend Equivalency Account an amount equal to the amount of dividends (a "Dividend Equivalent") that would have been payable in respect of each unvested Share subject to this agreement had such Share been outstanding on that record date. Such Dividend Equivalents will accumulate without interest. At the time your right to receive any Share under this agreement vests, you will also vest in and be entitled to receive the accumulated Dividend Equivalents that have accrued in your Dividend Equivalency Account in respect of such Share. Under no circumstances will you have any rights in or right to receive any Dividend Equivalent until you vest in the Share in respect of which the Dividend Equivalent was credited. If your right to receive any Shares under this agreement is forfeited, your right to receive related Dividend Equivalents will also be forfeited at the same time. Any subsequent reference in this agreement to Shares will be deemed to refer to the related Dividend Equivalents, and any subsequent reference in this agreement to the vesting in and/or issuance of Shares shall be deemed to refer to the vesting in and/or payment of the related Dividend Equivalents.

       3.Your right to receive Shares under this agreement is subject to achieving the Annual Performance Goals set out below and is also subject to compliance with the terms and conditions of this agreement. Shares will not be issued, and you will have no rights of ownership in respect thereof, except and until your rights to the Shares have vested. Except for transfers by will or under laws of descent or distribution, interests in and rights to receive Shares may not be sold, assigned, pledged or otherwise transferred until rights to the Shares have vested and the Shares have been issued.


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       4.Your right to receive  Shares will vest if and to the extent the Annual
Performance Goals described below are achieved:

         (a) For purposes of this agreement, achievement of an "Annual Performance Goal" means that the closing price of the Company's Common Stock on the New York Stock Exchange (or other principal exchange selected by the board of directors on which the Common Stock is listed if not listed on the New York Stock Exchange) on the Measurement Dates set out below, in relation to the stock closing price on December 31, 1998, cumulatively outperforms the Adjusted Standard and Poor's Gold and Precious Metals Index ("Index") on the Measurement Dates set out below, in relation to the level thereof at December 31, 1998, by the amounts set out under "Annual Performance Goal" in paragraph (c) below.

         (b) "Final Performance Date" means December 31, 2002.

         (c) On each "Measurement Date" set out below, if the Company achieves the Annual Performance Goal for that date, your right to receive Shares will vest as to: (i) 25% of the Shares; and (ii) any Shares as to which your right could have but did not vest on any prior Measurement Date because the Annual Performance Goal for that Measurement Date was not achieved. If the Company fails to achieve the Annual Performance Goal for any Measurement Date, your right to receive Shares will not vest on that Measurement Date, but your right to receive those Shares will vest on any subsequent Measurement Date on which the Annual Performance Goal for that subsequent Measurement Date is achieved. The Measurement Dates and the Annual Performance Goals for each are as follows:

          Measurement Date -               Annual Performance Goal -
          In Relation to                     HMC Common Stock to
           12/31/98                     Cumulatively Outperform the Index By
          ------------------                         -----------------------
           12/31/99                                  5%
           12/31/00                                 10%
           12/31/01                                 15%
           12/31/02                                 20%

         (d) For purposes of this agreement, "Adjusted Standard and Poor's Gold and Precious Metals Index" means the Standard and Poor's Gold and Precious Metals Index from time to time, notwithstanding that there may be a change in those companies between the date of this agreement and the Final Performance Date, but excluding therefrom the stock of the Company.

     5. This agreement will expire immediately after the close of business on the Final Performance Date and any rights in respect of Shares that have not vested on or before the Final Performance Date will be forfeited. Except as otherwise provided in connection with Termination of Employment, no rights in respect of Shares will be forfeited prior to the close of business on the Final Performance Date.


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


   6. Except as hereafter provided, all rights to receive Shares under this agreement that have not already vested will expire and be forfeited to the Company if you cease to be an "Employee" (as defined in the Plan) of Homestake or any Affiliate of Homestake prior to any Measurement Date ("Termination of Employment"). If any company or other entity which is your employer ceases to be an Affiliate of Homestake, then you will be deemed to have ceased being an Employee as of the time that company or other entity ceases to be an Affiliate.

         (a) If your Termination of Employment is because you (i) die, (ii) are Disabled (as defined in the Homestake Retirement Plan), (iii) retire from Homestake or any Affiliated Company on or after your Normal Retirement Date or on your Early Retirement Date (as defined in the Homestake Retirement Plan) other than a Termination of Employment pursuant to clause (b) below, or (iv) retire at a time when you are eligible to receive a "Retirement Benefit" under the Homestake Executive Supplemental Retirement Plan other than a a Termination of Employment pursuant to clause (b) below, you will continue to be treated as an Employee for a period of thirty-six months following the date of such death, disability or retirement or until the Final Performance Date, whichever is earlier. Rights in respect of Shares that do not vest during that period will be forfeited.

         (b) If your Termination of Employment takes place within one year following a "Change of Control" and is as a result of (i) termination by the Company other than for "Good and Sufficient Cause" or (ii) termination by you for "Good Reason," (all as defined in the Company's Change of Control Severance
Plan), then on such termination, your right to receive any Shares that remain unvested under this agreement will vest in the same proportion as equals the proportion of (i) number of months (or part thereof) from the date of grant hereof to the date of your Termination of Employment to (ii) the total number of months (or part thereof) from the date of grant to the Final Performance Date. Following such vesting, any remaining rights hereunder shall thereupon be forfeited. The provisions of this paragraph 6(b) are in addition to any rights that you may have under Article XIII of the Plan.

         (c) The Committee will have the authority, in its discretion, to extend the term of this agreement to include all or part of any period of time during which you continue as an Employee of any corporation, joint venture, partnership or other entity in which Homestake has, directly or indirectly, at least a 20% ownership or profits interest or during which you act as a consultant to Homestake, any of its Affiliates, or any corporation, joint venture, partnership or other entity in which Homestake has, directly or indirectly, at least a 20% ownership or profits interest.

     7. You do does not own any Shares granted under this agreement until your right to receive such Shares have vested and such Shares have actually been issued. Until such Share issuance, you will not be entitled to exercise any voting rights or receive dividends in respect of such Shares.

     8. Notwithstanding anything contained herein to the contrary, the Company's obligation to issue or deliver Shares pursuant to this agreement will be subject to all applicable laws, rules and regulations, including stock exchange rules. If any laws, rules or regulations


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


require that the Company take any action before issuance and delivery of Shares, then the date of issuance and delivery will be delayed for the period necessary to take such action.

9. As a condition to the issuance and delivery of any Shares which vest under this agreement, the Company will have the right to require you to remit to the Company, or the Company will have the right to withhold from any amounts payable to you, as compensation or otherwise, amounts sufficient to satisfy all federal, state, provincial and local tax and other withholding requirements. If withholding is required, you will have the opportunity to satisfy the withholding requirement by (i) paying the withholding amounts in cash to the Company, (ii) having the required amount withheld from other monies then due to you, or (iii) having the Company retain a portion of the Shares otherwise then issuable to you in an amount equal in value to the required withholding amounts, with the Company paying the required withholding amounts. If you select the third alternative, you must notify the Company at least seven days before the date the Shares may become issuable to you.

     10. This agreement incorporates the Plan by reference. In the event of a conflict between the terms of this agreement and the Plan, the Plan, as interpreted and administered by the Committee, will prevail.

Please indicate your agreement with the foregoing by signing one copy of this agreement and returning it to the Company in the enclosed envelope.

                                       Very truly yours

                                       Homestake Mining Company


                                    By _____________________________
                                       Jack E. Thompson, Chairman,
                                       President & Chief Executive Officer




I agree to the foregoing

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